Exhibit 99.1

Supplemental Business Description Reflecting Proposed Mergers

As part of the overall Genworth Financial, Inc. (“Genworth”) strategy to simplify its operations, reduce its costs and build its brand, Genworth Life and Annuity Insurance Company (the “Company,” “we,” “us,” or “our” unless the context otherwise requires) is contemplating the mergers of two of its affiliates, Federal Home Life Insurance Company (“FHL”) and First Colony Life Insurance Company (“FCL”), into the Company which would be effective January 1, 2007 (“GLAIC Merged”). FHL is currently the parent company of FCL. Currently, FCL has an insurance subsidiary, American Mayflower Life Insurance Company of New York (“AML”), and various other subsidiaries. Upon consummation of the contemplated mergers involving FHL and FCL, it is anticipated that GLAIC Merged would transfer AML to Genworth Life Insurance Company of New York (“GLICNY”), an affiliate, in exchange for a non-majority ownership interest in GLICNY. Upon transfer, AML would be merged into GLICNY. GLICNY would be the surviving entity. The proposed mergers are subject to state insurance regulatory approval.

FHL is a stock life insurance company organized in 1910 under the laws of the Commonwealth of Virginia. It is licensed as a life insurer in all states except New York. Historically, FHL has primarily offered Medicare supplement insurance, term life, universal life, deferred annuities, immediate annuities and structured settlement annuities. However, FHL has not solicited new business in recent years and is currently not actively writing new business.

FCL is a stock life insurance company organized on November 22, 1955 under the laws of the Commonwealth of Virginia and is licensed as a life insurer in all states except the state of New York. FCL primarily writes term life and universal life insurance policies and immediate annuities.

GLAIC Merged would principally offer annuity contracts, guaranteed investment contracts (“GICs”) and funding agreements, life insurance products and Medicare supplement insurance. The life products of FHL and FCL will be part of the Company’s existing Protection segment and management does not anticipate adding any new segments to GLAIC Merged.

The principal life insurance product offered by FCL is term life, which provides life insurance coverage with guaranteed level premiums for a specified period of time. Term life insurance has little or no buildup of cash value that is payable upon lapse of the coverage. FCL has been a leading provider of term life insurance for more than two decades, and FCL believes that it is a leading provider of term life insurance through brokerage general agencies in the U.S. In addition to term life insurance, FHL and FCL offer universal life insurance products, which are designed to provide protection for the entire life of the insured and may include a buildup of cash value that can be used to meet particular financial needs during the policyholder’s lifetime.

Term life insurance policies provide a death benefit if the insured dies while the coverage is in-force. Term life policies lapse with little or no required payment by FCL at the end of the coverage period if the insured is still alive. FCL also offers policyholders the right to convert most of the term insurance policies to specified life insurance policies issued by FCL. FCL seeks to reduce the mortality risk associated with conversion by restricting its availability to certain ages and by limiting the period during which the conversion option can be exercised. In the event the proposed mergers are consummated, the mortality risk associated with conversion would be the risk of GLAIC Merged.

The primary term life insurance products have guaranteed level premiums for initial terms of 5, 10, 15, 20 or 30 years. In addition, the 5-year products offer, at the end of the initial term, a second 5-year term of level premiums, which may or may not be guaranteed. After the guaranteed period expires, premiums increase annually and the policyholder has the option to continue under the current policy by paying the increased premiums without demonstrating insurability or by qualifying for a new policy by submitting again to the underwriting process. Coverage continues until the insured reaches the policy expiration age or the policyholder ceases to make premium payments or otherwise terminates the policy, including potentially converting to a permanent plan of insurance. The termination of coverage is called a lapse. For newer policies, FCL seeks to reduce lapses at the end of the guaranteed period by gradually adjusting premiums to the attained age of the insured over the five years following the guaranteed period. After this phase-in period, premiums continue to increase as the insured ages.

Reinsurance

FHL and FCL follow industry practice of reinsuring portions of their insurance risks with reinsurance companies. FHL and FCL use reinsurance both to diversify risks and to manage loss exposures and capital effectively. The use of reinsurance permits FHL and FCL to write policies in amounts larger than the risk each is willing to retain, and also to write a larger volume of new business. The maximum aggregate amount of individual ordinary life insurance normally retained by FCL or FHL on any one life is $1 million. The principal reinsurers to which FCL and FHL cede risks have A.M. Best financial strength ratings ranging from “A+” to “B++”.

As described in Note 5 in the footnotes of the Company’s financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, on November 30, 2005, the Company entered into a reinsurance agreement with FCL on an indemnity coinsurance, funds withheld basis, to cede 90% of the institutional liabilities arising from the funding agreements issued as part of its registered note program. Upon consummation of the contemplated mergers, this treaty will no longer exist.

In January 2002, FCL entered into a reinsurance agreement with Brookfield Life Assurance Company Limited (“Brookfield”), an affiliate, whereby it ceded new term business written through September 30, 2002. In December 2005, FCL recaptured certain life policies under its reinsurance agreement with Brookfield. The recapture increased statutory life reserves by $193.2 million and FCL received a payment of $17.5 million, resulting in a net reduction to statutory net income after income taxes of $119.6 million. The business recaptured from Brookfield was ceded to one of FCL’s subsidiaries on January 1, 2006 under a quota share coinsurance agreement.

Prior to the completion of Genworth’s initial public offering (“IPO”) in 2004, FHL ceded to Union Fidelity Life Insurance Company (“UFLIC”) effective as of January 1, 2004, policy obligations under its structured settlement contracts, which had reserves of $547.9 million as of December 31, 2003. Under a separate agreement, FHL assumed $17.4 million of Medicare supplement reserves from UFLIC. FCL ceded to UFLIC effective as of January 1, 2004, policy obligations under its structured settlement contracts, which had reserves of $6.3 billion as of December 31, 2003. UFLIC has established trust accounts for the benefit of FHL and FCL to secure its obligations under the reinsurance arrangements, and General Electric Capital Corporation (“GE Capital”), an indirect subsidiary of GE, has agreed to maintain UFLIC’s risk-based capital above a specified minimum level. If UFLIC becomes insolvent notwithstanding this agreement, and the amounts in the trust accounts are insufficient to pay UFLIC’s obligations to FHL and FCL, the financial condition and results of operations of FHL and FCL could be materially adversely affected.

Capital and Liquidity

Management does not anticipate any material adverse effects on the liquidity and capital resources of GLAIC Merged as a result of the mergers. FCL and FHL are not currently involved in any litigation, nor do they currently have any significant contingent commitments, that management believes would materially impact the liquidity of GLAIC Merged. Additionally, management does not anticipate that the mergers would have any material adverse impact on capital and surplus and risk-based capital (“RBC”). Management anticipates that the RBC ratios of GLAIC Merged will be in excess of the required statutory minimums. As the mergers are not currently anticipated to result in the creation of any new business segments for the Company, management does not anticipate that there will be any new critical accounting policies that would impact GLAIC Merged. Management expects that the investment portfolio of GLAIC Merged would have a similar composition to the Company’s current portfolio and therefore it is not anticipated that the mergers would materially impact the Company’s investment portfolio or philosophies. Management does not anticipate any material adverse affects on the ratings of GLAIC Merged. For a description of these ratings, see “- Financial Strength Ratings” in the Company’s Annual Report.

The current financial strength ratings by A.M. Best, S&P, Moody’s and Fitch are as follows:

Company	A.M. Best rating	S&P rating	Moody’s rating	Fitch rating
Genworth Life and Annuity Insurance Company	A+ (Superior)	AA- (Very Strong)	Aa3 (Excellent)	AA- (Very Strong)

Genworth Life and Annuity Insurance Company (Short term rating)	Not rated	A-1+ (Strong)	P1 (Superior)	Not Rated

Federal Home Life Insurance Company	A+ (Superior)	Not rated	Aa3 (Excellent)	AA- (Very Strong)

First Colony Life Insurance Company	A+ (Superior)	AA- (Very Strong)	Aa3 (Excellent)	AA- (Very Strong)

Certain subsidiaries of FCL have issued non-recourse funding obligations in connection with a capital management strategy related to term life insurance business. The floating rate notes have been deposited into a series of trusts that have issued money market and term securities. Both principal and interest payments on the money market and term securities are guaranteed by a third-party insurance company. The holders of the money market or term securities cannot require repayment from FCL or any of its subsidiaries, other than River Lake Insurance Company, River Lake Insurance Company II or River Lake Insurance Company III, as applicable, the direct issuers of the notes. FCL has agreed to indemnify the issuers and the third-party insurer for certain limited costs related to the issuance of these obligations. Any payment of principal, including by redemption, or interest on the notes may only be made with the prior approval of the Director of Insurance of the State of South Carolina in accordance with the terms of its licensing orders and in accordance with applicable law. The holders of the notes have no rights to accelerate payment of principal of the notes under any circumstances, including without limitation, for nonpayment or breach of any covenant. Each issuer reserves the right to repay the notes that it has issued at any time, subject to prior regulatory approval.

The following table sets forth the non-recourse funding obligations:

(Dollar amounts in millions)	March 31, 2006
Issuance
Due 2033	$800.0
Due 2035	600.0
Due 2036	750.0

Total non-recourse funding obligations	$2,150.0

As of March 31, 2006, the weighted average interest rate on our non-recourse funding obligations was 4.85%. Because the non-recourse funding obligations bear variable interest rates, carrying value approximates fair value as of March 31, 2006.

As part of an ongoing capital management strategy, additional funding obligations could be issued by River Lake Insurance Company, River Lake Insurance Company II or River Lake Insurance Company III.

FCL is contemplating the execution of a capital management strategy for its universal life business which could result in the issuance of additional non-recourse funding obligations.

Competition

The competition for GLAIC Merged would be consistent with the competition that the Company faces today. GLAIC Merged would also face competition in life insurance product lines from independent sales intermediaries and dedicated sales specialists. This competition is based primarily upon product pricing and features, compensation and benefits structure and support services offered. GLAIC Merged would seek to provide technology upgrades and enhanced training on a regular basis, and to improve service for the independent sales intermediaries and dedicated sales specialists.

Distribution

Consistent with the Company’s distribution today, GLAIC Merged would distribute its products through an extensive and diversified distribution network that would be balanced between independent brokerage general agencies, financial intermediaries, independent producers, and insurance marketing organizations located throughout the United States, except New York. Management believes there are opportunities for GLAIC Merged to expand sales through each of these distribution channels.

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